Michael Best & Friedrich LLP Attorneys at Law 100 East Wisconsin Avenue Suite 3300 Milwaukee, WI 53202-4108 Phone 414.271.6560 Fax 414.277.0656

April 27, 2006 VIA EDGAR

Nicholas Money Market Fund, Inc. 700 North Water Street Milwaukee, WI 53202

Gentlemen:

We have acted as counsel to Nicholas Money Market Fund, Inc. (the "Company"), a corporation organized under the laws of the State of Maryland, in connection with the preparation and filing of a registration statement on Form N-1A and amendments thereto ("Registration Statement"), relating to the registration of shares of common stock, $0.0001 par value per share, of the Company (the "Shares") under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended.

As counsel for the Company, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares in the manner referred to in the Registration Statement. In addition, we have examined and are familiar with the Articles of Incorporation of the Company and the amendments thereto, the Bylaws of the Company, and such other documents as we have deemed relevant to the matters referred to in this opinion.

We have also assumed the following for purposes of this opinion:

1.	The Company is duly organized and validly existing under Maryland law.

2.	The Shares have been, or will be, issued in accordance with the Company’s Amended and
Restated Articles of Incorporation and Amended and Restated Bylaws.

3.	The Shares have been, or will be, issued against consideration therefor as described in the
Company’s prospectus relating thereto, and such consideration was, or will have been, in each case at least equal to the applicable net asset value and the applicable par value.

4.	The number of outstanding Shares has not and will not exceed the number of Shares authorized for the particular class.

Based upon the foregoing, we are of the opinion that:

A. The Company is authorized to issue, including those Shares currently issued and outstanding, up to three billion (3,000,000,000) shares of Common Stock, par value $.0001 per share, and

Nicholas Money Market, Inc. April 27, 2006 Page 2

B. The Shares, upon issuance and sale in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable shares of common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 19 to the Registration Statement, and to the use of our name in the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of said Act.

Sincerely,

MICHAEL BEST & FRIEDRICH LLP